Exhibit 99.1
FOR IMMEDIATE RELEASE

ESSEX RENTAL CORP. ANNOUNCES 2009 FIRST QUARTER RESULTS

Company Reaffirms $0.90 - $1.20 After-Tax Free Cash Flow Per Share in 2009

BUFFALO GROVE, IL – May 4, 2009 – Essex Rental Corp. (OTCBB: HYDQ; HYDQW; HYDQU) (“Essex”) today announced its unaudited consolidated results for the first quarter ended March 31, 2009.  The following unaudited results are those of Essex Rental Corp. and its consolidated subsidiaries, including Essex Crane Rental Corp. (“Essex Crane”), its operating subsidiary, and provide a comparison of Essex’s results of operations for the three months ended March 31, 2009 to the corresponding results of Essex Crane for the three months ended March 31, 2008.

Essex’s total rental related revenue for the first quarter of 2009, which included revenue from rentals, repairs and maintenance, and transportation services (but excluded used rental equipment sales), was $15.0 million compared to $17.2 million for Essex Crane’s first quarter of 2008.  The decrease in total rental related revenue was driven primarily by lower rental revenue of $12.2 million for the quarter ended March 31, 2009 as compared to $13.9 million in the prior year period.  During the latter portion of the first quarter of 2009, Essex began to see a pick up in quoting activity to a level consistent with the same period last year.  Historically, quoting activity has preceded actual bookings.

The average monthly crane rental rate increased 18.9% to $22,794 for the quarter ended March 31, 2009 from $19,163 for the same quarter in 2008.  The increase in average rental rate reflected both rental rate increases and Essex’s continuing efforts to optimize its fleet mix through the purchase of new, heavier lift cranes.  The investment in these new heavier lift cranes is being partially financed through the sale of older lighter lift cranes.  In the first quarter of 2009, Essex invested $8.6 million in new heavier lift cranes, replacing older cranes with lighter lift capacity, which typically have lower utilization and rental rates than the new heavier lift capacity cranes.

For the quarter ended March 31, 2009, the total number of crane rental days equaled 57.2% of the total available days, compared to 72.6% in the same period in 2008.  The decline in utilization was partially offset by the 18.9% increase in average monthly crane rental rates.

Essex’s total cost of revenues (excluding costs associated with used rental equipment sales and depreciation expense) was $4.4 million for the quarter ended March 31, 2009, down from $5.5 million for Essex Crane’s first quarter ended March 31, 2008.  Total cost of revenues (excluding costs associated with used rental equipment sales and depreciation expense) as a percentage of total revenues (excluding used rental equipment sales) were 29.5% for the first quarter of 2009 compared to 32.0% for the same prior year period.

Selling, general and administrative (SG&A) expenses were $3.1 million or 20.7% of total revenues (excluding depreciation and amortization) for the quarter ended March 31, 2009 compared to $2.5 million, or 14.4% for Essex Crane’s first quarter last year.  The $600,000 increase in SG&A in the first quarter of 2009 was entirely attributable to public company expenses that did not exist in the prior year period during which Essex Crane was a privately held company.

Total EBITDA for Essex’s first quarter ended March 31, 2009 was $7.8 million compared to $10.6 million for Essex Crane’s first quarter ended March 31, 2008.  Rental EBITDA was $7.7 million for Essex’s first quarter ended March 31, 2009, as compared to $9.3 million for Essex Crane’s first quarter ended March 31, 2008.  Rental EBITDA, which is a non-GAAP financial measure, represents earnings before interest, taxes, depreciation and amortization generated in the ordinary course of business, and does not include the gain on sales of rental equipment.  A reconciliation of Rental EBITDA to Income from Operations is included in the financial tables accompanying this release.

Rental revenue backlog declined to $20.6 million at March 31, 2009 from $30.3 million at December 31, 2008.

Management Comments on the First Quarter and Remainder of 2009

Ron Schad, President & CEO of Essex, stated, “The sluggish booking activity we experienced towards the end of the fourth quarter of 2008 continued through the first quarter of 2009, stemming from the difficult commercial credit environment and general economic uncertainty that affected our customers across the board.  However, in the latter part of the first quarter of 2009, we started to experience a pick up in quoting activity to levels that were experienced in the same period of 2008.  We anticipate an increase in bookings in the second half of 2009 as recent inquiry and quoting activity has led us to believe that orders are close to being released for infrastructure projects.  This is specifically related to heavy highway work and other projects included in the Federal Stimulus Bill that targets many of our end markets.”

Mr. Schad continued, “In the interim, we have slowed our capital expenditure program and implemented several cost cutting initiatives.  This included reducing headcount, eliminating discretionary expenses wherever possible, decreasing the use of third party vendors that were performing maintenance on our cranes and reducing overtime and the associated expenses.  We believe that these actions are prudent in light of the current macro-economic environment and will not detract from the long-term value of the business.”

Mr. Schad concluded, “In order to take full advantage of our strategy to reposition our fleet towards higher lifting capacity cranes that generate higher rental and utilization rates, it is crucial to have access to liquidity when needed.  At March 31, 2009, we had approximately $46.3 million of availability on our $190 million credit facility and believe in the predictability and visibility of our earnings stream and Essex’s ability to generate strong free cash flow.  Based on current market conditions and our rental revenue backlog of $30.3 million at 2008 year end, which was approximately 50% of 2008 rental revenue, we continue to target 15% to 20% after tax free cash flow (computed after deducting all interest, cash taxes, and both maintenance and growth capital expenditures) on invested equity of over $80 million which equates to after tax free cash flow of $0.90 to $1.20 per share.”

Conference Call

Essex’s management team will conduct a conference call to discuss the operating results tomorrow, May 5, 2009, at 9:00 a.m. ET.  Interested parties may participate in the call by dialing 706-902-1803.  Please call in 10 minutes before the call is scheduled to begin, and ask for the Essex call (conference ID# 95872107).

The conference call will also be webcast live via the Investor Relations section (“Events and Presentations”) of the Essex Rental Corp. website at www.essexcrane.com.  To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the website.

About Essex Rental Corp.
Headquartered outside of Chicago, Essex Rental Corp. is one of North America's largest providers of lattice-boom crawler crane and attachment rental services.  With over 350 cranes and attachments in its fleet, Essex supplies cranes for construction projects related to power generation, petro-chemical, refineries, water treatment & purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication, industrial plants and commercial construction.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of Essex and its management team.  These statements may be identified by the use of words like “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “should”, “seek” and similar expressions.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements.  Important factors that could cause actual results to differ materially from Essex expectations include, without limitation, the continued ability of Essex to successfully execute its business plan, demand for the products and services the Essex provides (through its subsidiary, Essex Crane), general economic conditions, geopolitical events and regulatory changes, as well as other relevant risks detailed in filings with the Securities and Exchange Commission.  Essex Rental undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

This press release includes references to Rental EBITDA, an unaudited financial measure of performance which is not calculated in accordance with generally accepted accounting principles, or GAAP. While management believes that the presentation of Rental EBITDA serves to enhance understanding of Essex’s and Essex Crane’s operating performance, Rental EBITDA should be considered in addition to, but not as substitutes for, or more meaningful than, income from operations, the most directly comparable GAAP measures, as an indicator of Essex’s and Essex Crane’s operating performance.  Rental EBITDA has been presented as a supplemental disclosure because EBITDA is a widely used measure of performance and basis for valuation. A reconciliation of Rental EBITDA to income from operations is included in the financial tables accompanying this release.

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CONTACT:	-OR-	INVESTOR RELATIONS:
Essex Rental Corp.		The Equity Group Inc.
Martin Kroll		Melissa Dixon
Chief Financial Officer		Senior Account Executive
(847) 215-6502 / mkroll@essexcrane.com		(212) 836-9613 / mdixon@equityny.com

Devin Sullivan
Senior Vice President
(212) 836-9608 / dsullivan@equityny.com

Essex Rental Corp.
Consolidated Statements of Operations
 (Unaudited)

	Successor		Predecessor
	Three months Ended March 31,		Three Months Ended March 31,
	2009 (Unaudited)	2008 (Unaudited)	2008 (Unaudited)
REVENUES
Equipment rentals	$12,220,362	$-	$13,899,920
Used rental equipment sales	2,020,071	-	2,907,889
Transportation	1,392,675	-	1,912,342
Equipment repairs and maintenance	1,405,735	-	1,341,100
TOTAL REVENUES	17,038,843	-	20,061,251

COST OF REVENUES
Salaries, payroll taxes and benefits	1,699,411	-	1,910,728
Depreciation	2,768,205	-	2,072,610
Net book value of rental equipment sold	1,722,235	-	1,495,233
Transportation	1,048,464	-	1,642,578
Equipment repair and maintenance	1,265,411	-	1,474,379
Yard operating expenses	415,416	-	455,373
TOTAL COST OF REVENUES	8,919,142	-	9,050,901

GROSS PROFIT	8,119,701	-	11,010,350

Selling, general and administrative expenses	3,105,730	149,157	2,464,189
Other depreciation and amortization	210,378	-	31,389

INCOME (LOSS) FROM OPERATIONS	4,803,593	(149,157)	8,514,772

OTHER INCOME (EXPENSES)
Other income, net – insurance recoveries	191,539	-	55,519
Interest income	33	505,928	-
Interest expense	(1,679,719)	-	(2,368,621)
Interest rate swap	-	-	(2,925,999)
TOTAL OTHER INCOME (EXPENSES)	(1,488,147)	505,928	(5,239,101)

INCOME BEFORE TAXES	3,315,446	356,771	3,275,671

PROVISION FOR INCOME TAXES	1,265,423	105,700	1,256,663

NET INCOME	$2,050,023	$251,071	$2,019,008

Weighted average shares outstanding:
Basic and diluted	14,108,099	15,750,000
Net income per share:
Basic and diluted	$0.15	$0.02

Note: (1) On October 31, 2008, Essex Rental Corp. consummated the acquisition of Essex Holdings LLC, and its wholly owned subsidiary, Essex Crane Rental Corp. (collectively, “Predecessor”).

	Three Months Ended March 31,	Three Months Ended March 31,
	2009	2008
Average crane rental rate per month	$22,794	$19,163

Utilization Statistics - Cranes
"Days" Method Utilization	57.2%	72.6%
"Hits" Method Utilization	62.5%	76.7%
(See definitions in the proxy statement filed with SEC)

Reconciliation of Income from Operations
to Total EBITDA and Rental EBITDA
(Unaudited)

	Three Months Ended March 31,	Three Months Ended March 31,
	2009 (Unaudited)	2008 (Unaudited)

Income from Operations	$4,803,593	$8,514,772
Add: Depreciation	2,768,205	2,072,610
Add: Goodwill impairment		-
Add: Other depreciation and amortization	210,378	31,389
Total EBITDA	$7,782,176	$10,618,771
Minus: Used rental equipment sales	(2,020,071)	(2,907,889)
Add: Net book value of rental equipment sold	1,722,235	1,495,233
Add: Other income net insurance recoveries	191,539	55,519
Rental EBITDA	$7,675,879	$9,261,634

 Essex Rental Corp.
Consolidated Balance Sheets
(Unaudited)

	As of March 31,	As of December 31,
	2009 (Unaudited)	2008
CURRENT ASSETS
Cash and cash equivalents	$204,129	$139,000
Accounts receivable, net	8,087,130	11,350,561
Other receivables	3,346,713	3,167,773
Deferred tax assets	2,078,185	1,859,071
Prepaid expenses & other assets	856,459	440,879
TOTAL CURRENT ASSETS	14,572,656	16,957,284

Rental equipment, net	260,390,943	255,692,116
Property & equipment, net	7,876,865	8,176,143
Spare parts inventory, net	3,479,767	3,276,858
Intangible assets, net	3,087,505	3,518,667
Loan acquisition costs, net	2,268,364	2,377,442
TOTAL ASSETS	$291,676,100	$289,998,510

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$2,109,026	$2,510,564
Accrued employee compensation and benefits	697,681	2,160,960
Accrued taxes	5,666,239	5,203,485
Accrued interest	342,840	440,667
Accrued other expenses	2,119,896	1,390,864
Unearned rental revenue	1,447,035	2,176,906
TOTAL CURRENT LIABILITIES	12,382,717	13,883,446

LONG-TERM LIABILITIES
Revolving credit facility	137,819,404	137,377,921
Deferred tax liabilities	63,734,115	63,266,773
Interest rate swap	3,713,132	3,424,613
TOTAL LONG-TERM LIABILITIES	205,266,651	204,069,307
TOTAL LIABILITIES	217,649,368	217,952,753

STOCKHOLDERS’ EQUITY:
Preferred stock, $.0001 par value, authorized 1,000,000 shares, none issued	-	-
Common stock, $.0001 par value, authorized 40,000,000 shares; issued and outstanding 14,108,186 shares at March 31, 2009 and 14,106,886 shares at December 31, 2008, respectively	1,411	1,410
Paid in capital	84,493,615	84,383,579
Accumulated deficit	(8,168,380)	(10,218,403)
Accumulated other comprehensive loss, net of tax	(2,299,914)	(2,120,829)
TOTAL STOCKHOLDERS’ EQUITY	74,026,732	72,045,757
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$291,676,100	$289,998,510